Exhibit 10.1
CINCINNATI BELL INC.
2011 — 2013 TECHNOLOGY SOLUTIONS / DATA CENTER PERFORMANCE UNIT AWARD AGREEMENT — 16b
This Technology Solutions / Data Center Performance Unit Award Agreement (the or this “Agreement”) is made between Cincinnati Bell Inc. (the “Company” and, together with all of its subsidiary corporations and organizations, the “Employer”) and ________________ (the “Employee”) and is effective as of ________________ (the “Effective Date”). By signing this Agreement, the Company and the Employee each agrees to all of the terms of this Agreement.
Technology Solutions / Data Center Performance Unit Award
Under and pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby, on behalf of the Company and subject to the Employee signing this Agreement and thereby agreeing to all of the terms of this Agreement, agrees that, to the extent required by and in accordance with the terms of this Agreement, the Company shall pay an amount in cash equal to no more than the value of a specified number of Units to or with respect to the Employee.
For purposes of this Agreement, (i) a “Unit” is a measure that is used to determine the amount of cash that will be distributed to or with respect to the Employee under this Agreement and (ii) the “value” of a Unit that is to be distributed under this Agreement shall be deemed to be equal to $1.00.
Terms Used In Agreement
The following terms are used in determining the number of Units (if any) the value of which is to be distributed to or with respect to the Employee under this Agreement and shall have the meanings indicated below.
1.	“Board” means the Board of Directors of the Company.

2.	“CBTS” means Cincinnati Bell Technology Solutions Inc., a Delaware corporation.

3.	“Code” means the Internal Revenue Code of 1986, as amended.

4.	“Committee” means the compensation committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan.

5.	“Cyrus” means Cyrus Networks, LLC, a Delaware limited liability company.

6.	“Cyrus Business” means the business conducted, as of the Cyrus Purchase Date, by Cyrus and its subsidiaries.

7.	“Cyrus Purchase Date” means June 11, 2010.

8.	“EBITDA” means, with respect to any period, [the earnings before interest, taxes, depreciation and amortization of Cincinnati Bell Inc. for such period, as determined in accordance with GAAP and consistent with the Company’s financial statements.]

9.	“EBITDA Goal” means [•].

10.	“EBITDA Result” means, for the Performance Period, the quotient produced by dividing (a) the actual EBITDA for the Performance Period by (b) the EBITDA Goal for the Performance Period (with such quotient expressed as a percentage, to the nearest one-tenth of one percent).

11.	“Enterprise Value” means, with respect to any business on any specified date, the aggregate Fair Value of such business’s equity plus the aggregate principal amount and accrued interest of its interest-bearing debt and intercompany liabilities, net of intercompany receivables (excluding intercompany accounts between entities conducting the TSS Segment), determined in accordance with GAAP, inclusive of the aggregate amount of its cash and cash equivalents and the aggregate Fair Value of its non-operating assets, in each case, determined as of such date and taking into consideration any business or portion thereof not being valued.

12.	“Equity Value of the TSS Segment” means, as of any specified date, (x) the aggregate Enterprise Value of each entity conducting the TSS Segment as determined by the Valuation Firm minus (y) the aggregate principal amount and accrued interest of the interest-bearing debt and intercompany liabilities, net of intercompany receivables, of the TSS Segment (excluding intercompany accounts between the entities conducting the TSS Segment) determined in accordance with GAAP and, in each case, determined as of such date and taking into consideration any business or portion thereof not being valued.

13.	“Equity Value Created” means, with respect to a Transaction, the excess, if any, of (i) the Equity Value of the TSS Segment calculated as of the consummation of the Transaction over (ii)(w) the Equity Value of the TSS Segment calculated as of December 31, 2009 [(including the equity value of Cyrus as of the Cyrus Purchase Date)], plus (x) the TSS Contribution Amount plus (y) the TSS Cost of Capital Amount Cumulative Total minus (z) the TSS Distribution Amount. For avoidance of doubt, the cash used to acquire the membership interests of Cyrus shall be deemed to have been contributed by the Company or one of its affiliates as an equity contribution to CBTS, provided however, such contribution shall not be a TSS Contribution Amount.

14.	“Expiration Date” means [•].[1]

15.	“Fair Value” means the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the applicable measurement date, as determined in accordance with appropriate appraisal practices and standards consistent with the GAAP definition of “fair value” currently defined in Accounting Standards Codification 820. For purposes of the Plan, Fair Value will be measured on a continued use (operational) basis.

16.	“GAAP” means U.S. generally accepted accounting principles.

17.	“Initial Award Grant Date” means [•], 2011.

18.	“Performance Period” means the period that begins on January 1, 2011 and ends on December 31, 2013.

[1]	Date will be 10th anniversary of the Initial Award Grant Date.

19.	“Performance Unit Percentage” means the percentage that is determined from the following table (based on the EBITDA Result):

If EBITDA Result Is:	Then the Performance Unit Percentage Is:
Under 90%	0%
90% — Threshold	75%
100% or higher — Grant/Maximum	100%
If the EBITDA Result is between 90% and 100%, the Performance Unit Percentage shall be interpolated from the above table (on the basis that the Performance Unit Percentage increases from 75% to 100% on a linear basis), to the nearest one-tenth of one percent. In the event a Transaction is consummated prior to the end of the Performance Period, the Performance Unit Percentage shall be deemed to be 100%.

20.	“TSS Contribution Amount” means the aggregate value of any cash or property (including stock or other equity interests in any other entity) contributed (or deemed contributed) as a capital or other equity contribution to the TSS Segment (or the entities conducting the TSS Segment) by the Company or any of its other affiliates during the period from December 31, 2009 through the consummation of the applicable Transaction. Each such contribution shall be valued based on the Fair Value of the contributed property on the applicable contribution date. For the avoidance of doubt, a deemed contribution will occur if a change in the Company’s reporting of the TSS Segment results in a business or entity that was formerly excluded from the TSS Segment as of December 31, 2009 becoming included in the reporting of the TSS Segment (other than any change due to the acquisition of Cyrus by the Company on the Cyrus Purchase Date).

21.	“TSS Cost of Capital Amount” means, with respect to any contribution included in the TSS Contribution Amount or any distribution included in the TSS Distribution Amount, the product of (a) the Fair Value of such contribution or distribution multiplied by (b) a rate of 10% per annum applied over the period beginning on the date of such contribution or distribution and ending on the date of the applicable Transaction.

22.	“TSS Cost of Capital Amount Cumulative Total” means the excess of (x) the aggregate amount of the TSS Cost of Capital Amounts for all contributions included in the TSS Contribution Amount over (y) the aggregate amount of the TSS Cost of Capital Amounts for all distributions included in the TSS Distribution Amount.

23.	“TSS Distribution Amount” means the aggregate value of any cash, property, other assets (including an equity interest) distributed (or deemed distributed) in the form of a dividend, or other equity distribution by the TSS Segment to the Company (or any of its other affiliates to the extent that such distribution results in such cash, property, other assets (including an equity interest) ceasing to be allocated to the TSS Segment) during the period from December 31, 2009 through the consummation of the applicable Transaction. Each such distribution shall be valued based on the Fair Value of the distributed property on the applicable distribution date. For the avoidance of doubt, a deemed distribution will occur if a change in the Company’s reporting of the TSS Segment results in a business or entity that was formerly included in the TSS Segment as of December 31, 2009 becoming excluded in the reporting of the TSS Segment. If the TSS segment is reorganized, reconfigured, eliminated, or re-named, the Committee shall establish the appropriate segment or segments to value as part of this Plan and shall determine the appropriate treatment for any additions or deductions to the segment or segments valued as compared to the TSS segment.
24.	“TSS Segment” means the Company’s data center business, which is held as of December 31, 2009 by CBTS and its subsidiaries (including the Cyrus Business but excluding the BCSI division of CBTS and the business held by Cincinnati Bell Any Distance Inc.), and businesses acquired subsequent to December 31, 2009 and properly allocable to the Company’s Technology Solutions segment.

25.	“Transaction” means any of the following: (A) the consummation of a sale of all or substantially all the assets representing the TSS Segment (other than to the Company or any of its affiliates), (B) the consummation of any transaction (including a stock sale, merger, initial public offering, spin-off, split-off or similar stock distribution) that results in at least 20% of the Equity Value of the TSS Segment (determined at the time of the Transaction) ceasing to be owned by the Company or any of its affiliates, (C) the consummation of any transaction (including a stock sale, merger, initial public offering, spin-off, split-off or similar stock distribution) that results in the Company or any of its affiliates continuing to own the TSS Segment, but ceasing to own all or substantially all the assets of the businesses conducted by the Company or any of its affiliates (other than the TSS Segment) as of June 11, 2010 or (D) a “Change in Control” of the Company (as such term is defined on the Effective Date in the Plan).

26.	“Valuation Firm” means the independent valuation firm retained and directed by the Committee from time to time to calculate the Equity Value Created (and the components thereof).

27.	“Vested Number of Units on Cumulative Basis” means the number of Units shown in the table below so long as on the applicable dates listed below Employee’s employment with the Employer has not terminated for any reason; provided that, if (x) Employee’s employment has been terminated for retirement, death or disability or (y) a Transaction is consummated prior to the end of the Performance Period, Employee shall immediately be deemed to have been employed on all such dates for purposes of this sentence.

Vested Number of Units on
Continuously Employed Through:	Cumulative Basis:
For the 2011 performance period	[50%] Units
For the 2011 — 2012 performance period	[75%] Units
For the 2011 — 2013 performance period	[100%] Units
Payment of and Conditions for Award
Upon the occurrence of a Transaction prior to the Expiration Date and except as is otherwise provided in the following parts of this Agreement, the Company shall, promptly after the consummation of such Transaction (but in no event later than the first March 15 that occurs after the end of the year in which such Transaction occurs), pay to the Employee (or Employee’s beneficiary) an amount in cash equal to (a) $1.00 multiplied by (b) the Vested Number of Units on Cumulative Basis as of the date of such Transaction multiplied by (c) the Performance Unit Percentage (with the result rounded to the nearest whole number of Units) (the product of (a), (b) and (c), the “Base Payout”); provided, however, that if the Equity Value Created is less than $1,000,000,000, no such payment shall be made by the Company and this Agreement shall terminate without any payment to the Employee, except that (x) if the Equity Value Created is greater than or equal to the threshold amount of $500,000,000 but less than $1,000,000,000, the Committee may approve in its sole discretion a payment in an amount up to, but not more than, the Base Payout, except that in no event shall such amount be less than the Base Payout multiplied by a fraction, the numerator of which is the Equity Value Created and the denominator of which is $1,000,000,000 and (y) if the Equity Value Created is less than the threshold amount of $500,000,000 and the Transaction is consummated prior to the fifth anniversary of the Initial Award Grant Date, the Committee may approve in its sole discretion a payment in an amount up to, but not more than, the Base Payout, except that in no event shall such amount be less than the Base Payout multiplied by a fraction, the numerator of which is the Equity Value Created and the denominator of which is $1,000,000,000. In the event no Transaction occurs prior to the Expiration Date, no payment shall be made by the Company and this Agreement shall terminate without any payment to the Employee.
Employment Termination Forfeiture Exception
Notwithstanding any of the provisions of the part of this Agreement that is entitled “Payment of and Conditions for Award” but subject to the following parts of this Agreement, if the Employee’s employment with the Employer terminates for any reason prior to the consummation of a Transaction, then all the Units granted hereunder (other than the Vested Number of Units on Cumulative Basis, if any) shall be forfeited and the Company shall make no payment in respect thereof. For the avoidance of doubt, upon Employee’s termination of employment for any reason, the Vested Number of Units on Cumulative Basis at the time of such termination (if any) shall remain outstanding and shall become payable subject to the other terms and conditions of this Agreement.
For all purposes of this Agreement, the Employee’s employment with the Employer will be deemed to have terminated when the Employee’s status as an employee on an active employee payroll maintained by the Employer for payment and withholding purposes ends.
Also for all purposes of this Agreement, the Employee’s termination of employment with the Employer shall be deemed to occur because of “retirement” only if such employment terminates (a) after the Employee either has both attained at least age 55 and completed at least 10 years of employment with the Employer or has become eligible for retiree medical coverage under an Employer health care plan and (b) other than by reason of the Employee’s fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith the Employee’s assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any employment agreement between the Employee and the Employer that is in effect at the time of the Employee’s termination of employment with the Employer.

Further, for all purposes of this Agreement, the Employee’s termination of employment with the Employer shall be deemed to occur because of “disability” only if the Committee determines that such employment terminates because the Employee is unable to perform all of the duties of the Employee’s then current position with the Employer because of a physical or mental condition and that such inability to perform such duties is reasonably expected to be permanent. In order to make such a determination of the Employee’s disability, the Committee may in its discretion require that the Employee’s condition of disability at the time of such termination of employment be certified to by a physician chosen or approved by the Committee or that the Employee present evidence that the Employee has been determined by the U.S. Social Security Administration to have been disabled at the time of such termination of employment. A participant whose employment is terminated prior to the end of the performance period due to retirement or disability shall be deemed to be an active participant through the end of the applicable performance period.
Beneficiary
For all purposes of this Agreement, the Employee’s “beneficiary” shall be the person or entity designated by Employee, in a writing delivered prior to the Employee’s death to the Company’s Director of Compensation and Benefits, to be the Employee’s beneficiary under this Agreement. Should the Employee die prior to designating a beneficiary, then the Employee’s beneficiary for purposes of this Agreement shall be deemed to be the Employee’s surviving spouse or, if none, the Employee’s estate.
Effect of Employment Agreement
Notwithstanding any of the provisions of the foregoing parts of this Agreement, if the provisions of a written employment agreement between the Company and the Employee would require that the Company distribute to the Employee the value of any Units pursuant to this Agreement on a date that occurs on or before the date on which either the Company distributes to the Employee the value of such Units or the Employee’s rights under this Agreement are forfeited under the provisions of the foregoing parts of this Agreement, or would require that the Employee be deemed to be employed by the Employer until a date later than the actual date on which the Employee’s employment with the Employer terminates for purposes of determining the extent to which and the date on which either the Company will distribute to the Employee the value of any Units pursuant to this Agreement or the Employee’s rights under this Agreement will be forfeited, then such employment agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference).
Payment in Cash
For all purposes of this Agreement, the Company shall be deemed to have paid cash to the Employee (or the Employee’s beneficiary) pursuant to this Agreement as of any date by delivering a cash payment in any commercially acceptable form or depositing such amount into an account specifically identified by the Employee (or the Employee’s beneficiary).
Withholding Requirements
The Employer shall satisfy all federal, state, and local tax withholding requirements related to the Company’s payment of any cash pursuant to this Agreement. The Company shall satisfy such tax withholding requirements by, without any advance notice having to be given to the Employee (or the Employee’s beneficiary), withholding an amount sufficient to meet such requirements from any amounts payable to or with respect to the Employee by the Employer, including from amounts payable other than by reason of this Agreement.
Deferral Of Receipt of Award
Notwithstanding any other provisions hereof to the contrary, the Employee may defer the receipt of (and federal income tax on) any cash that the Company would otherwise pay to the Employee pursuant to this Agreement to the extent permitted under the terms of the Deferred Compensation Plan and applicable law, including the requirements of Section 409A of the Code, by following the deferral procedures set forth in the provisions of the Deferred Compensation Plan (as they are amended to satisfy the requirements of Section 409A of the Code).
Regulatory Compliance
Notwithstanding any other provision of this Agreement, cash may be distributed by the Company under this Agreement at any time only upon full compliance with all then-applicable requirements of law.
Notices
Any notice to the Company relating to this Agreement must be in writing and delivered in person or by registered mail to the Company at the following address, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, Attention: Director of Compensation and Benefits, or at such other address as the Company has designated by notice.
Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.
Determinations of the Committee Final
Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement shall be determined by the Committee. The Employee hereby agrees to accept any such determination as final, binding, and conclusive for all purposes.
Successors
All rights under this Agreement are personal to the Employee and are not transferable except that, in the event of the Employee’s death, such rights are transferable to the Employee’s legal representatives, heirs, or legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and the Employee’s legal representatives, heirs, and legatees.
Obligations of the Company

The liability of the Company under the Plan and this Agreement is limited to the obligations set forth therein and herein. No term or provision of the Plan or this Agreement shall be construed to impose any liability on the Company in favor of the Employee with respect to any loss, cost, or expense which the Employee may incur in connection with or arising out of any transaction in connection therewith.
No Guarantee of Employment
The granting of this Agreement to the Employee does not constitute a contract of employment and does not give the Employee the legal right to be continued as an employee of the Employer. The Employer may deal with the Employee and the terms of the Employee’s employment as if this Agreement did not exist.
Governing Law
This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.
Plan
This Agreement is issued under the Plan. Except as is otherwise specifically provided herein, this Agreement is subject to all of the terms of the Plan and the provisions of the Plan shall control if there is any conflict between the Plan and this Agreement and with respect to any matters that are not addressed in this Agreement. The Plan is incorporated by reference and made a part of this Agreement.
Entire Agreement
Except as described in the part of this Agreement that is entitled “Effect of Employment Agreement,” (a) this Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Employer and the Employee relating to the Units that are subject to this Agreement, (b) this Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and (c) there are no agreements or commitments except as set forth herein and in the Plan.
Award Form under the Plan
For purposes of the Plan, all awards made under this Agreement shall constitute nonshare-based performance units.
Captions; Counterparts
The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.
IN ORDER TO GRANT THIS TECHNOLOGY SOLUTIONS / DATA CENTER PERFORMANCE UNIT AWARD, the Company and the Employee have caused this Agreement to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Agreement.

EMPLOYEE:	CINCINNATI BELL INC.

By

Phillip R. Cox — Chairman of the Board of Directors

Date	Date